UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No.    )*

                                Larscom Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                Class A Common Stock
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                         (Title of Class of Securities)


                                    51729Y108
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                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 51729Y108                         Page      2     of     4      Pages
          -----------                         -------        --------
----------------------------------     ----------------------------------------
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1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Axel Johnson, Inc.
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
N/A
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3         SEC USE ONLY


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4         CITIZENSHIP OR PLACE OF ORGANIZATION


           Delaware
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                             5         SOLE VOTING POWER

        NUMBER OF                                 0
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                               10,000,000
        REPORTING          ---------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                                   0
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                               10,000,000
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                 10,000,000
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          |_|


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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 55.4%
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12        TYPE OF REPORTING PERSON (See Instructions)

                  CO
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                               Page  2  of  4  Pages

                                                   Page 3 of 4 Pages

Item 1
(a)      Larscom Incorporated
(b)      4600 Patrick Henry Drive
         Santa Clara, CA  95054


Item 2
(a)      Axel Johnson Inc.
(b)      300 Atlantic Street, Stamford, Connecticut 06901-3530
(c)      Incorporated in Delaware
(d)      Class A Common Stock
(e)      51729Y108


Item 3
N/A


Item 4 Ownership
(a)      10,000,000
(b)      55.4%
(c)(i)       0
     (ii)    10,000,000
    (iii)    0
     (iv)    10,000,000


Item 5 Ownership of Five Percent or Less of a Class
N/A


Item 6 Ownership of More than Five Percent on Behalf of Another
Person
         Antonia Ax:son Johnson, by virtue of her beneficial ownership of all of the outstanding shares of Axel Johnson Inc. has the right to receive and the power to direct the receipt of dividends for, or the proceeds from the sale of the Class A Common Stock.


Item 7 Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on By the Parent
Holding Company
N/A


Item 8 Identification and Classification of Members of the
Group
N/A


Item 9 Notice of Dissolution of Group
N/A

Item 10 Certification
N/A

                                                       Page 4 of 4 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.


                                          February 5, 1997
                                   ----------------------------
                                                 Date

                                    /s/Paul E. Graf
                                    ---------------------------
                                              Signature

                                    -----------------------------
                                    Paul E. Graf, President & CEO
                                             Name/Title